Exhibit 99.2

FOR IMMEDIATE RELEASE

July 17, 2019	NYSE American – REI

RING ENERGY, INC. RELEASES SECOND QUARTER 2019

OPERATIONS UPDATE

Midland, TX. July 17, 2019 - Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) today released its operations update for the second quarter of 2019. In the three months ended June 30, 2019, the Company drilled thirteen new horizontal San Andres wells. On its Central Basin Platform (“CBP”) asset, Ring drilled seven new horizontal San Andres wells, five 1-mile horizontal wells and two 1½-mile horizontal wells. On its newly acquired Northwest Shelf property (“NWS”), Ring drilled six new horizontal San Andres wells, four 1-mile horizontal wells, two 1½ mile horizontal wells, and were in the process of drilling two more at the end of the quarter. Of the thirteen wells drilled, four were waiting on completion (2 CBP / 2 NWS), seven were drilled, completed and are in varying stages of testing (5 CBP / 2 NWS), and two were drilled (NWS), completed, finished testing and had Initial Potentials (“IPs”) filed. The Bruce E Gentry JR 647 A 2H had an IP of 359 Barrel of Oil Equivalents (“BOE”) per day, or 88 BOE per 1,000 feet, and the Sooner 662 A 2H had an IP of 767 BOE per day, or 181 BOE per 1,000 feet.

Mr. Danny Wilson, Ring’s Executive Vice President and Chief Operating Officer, commented, “We drilled thirteen wells in the second quarter, seven on our Central Basin property and six on our newly acquired Northwest Shelf property. Only two of the wells drilled in the second quarter were IP’d, the remaining eleven are in varying stages of completion and testing. We expected it to take time to replenish the inventory of new wells as there had been no drilling activity on the NWS property since last October. Upon completing the acquisition of the NWS assets from Wishbone Energy Partners, LLC in early April, we began a detailed examination of all existing wells and infrastructure. We have identified a great opportunity, not only in adding new wells, but in dramatically improving the efficiencies and production of existing wells by way of re-works and equipment replacement / upgrading. We will be releasing our amended 2019 CAPEX shortly and will go into more detail. We are very pleased with the preliminary results we are seeing on the NWS property and the continued results we are seeing on our CBP asset. All our forecasts are based on an average Type Curve IP of 86 BOE per 1,000 feet, and the average IP of all of our horizontal wells continues to exceed 100+ BOE per 1,000 feet.

North Gaines Property –

The Ellen B. Peters 3H and 4H continue to perform well. Management stated in the first quarter 2019 operations update (April 22, 2019) that the combined production of the two wells was approximately 200 barrels of oil per day (“BOPD”) with an excellent oil cut (oil to water) percentage of 25%. Currently the combined production of the two wells is approximately 150 BOPD and 150 thousand cubic feet per day (“Mcfpd”) of natural gas.

Delaware Basin Property –

The Hugin 1H and Hugin 2H had IPs filed in the first quarter of 2019. The Hugin 1H had an IP of 818 BOE per day, and the Hugin 2H had an IP of 423 BOE per day. Currently the two wells combined are producing approximately 375 BOPD and 2,300 Mcfd (758 BOEPD). The Phoenix 1H and Phoenix 2H are currently producing approximately 70 BOPD and 2,000 Mcfd (403 BOEPD).

As a result, net production for the second quarter of 2019 was approximately 976,000 BOEs (10,725 BOEPD). This is the first time the quarterly operations update combines the results of both Ring and the newly acquired NWS property. Management provided an estimated proforma in the 2019 first quarter operations update of a combined production for the quarter ended March 31, 2019 of 1,050,000 BOEs. Management attributes the decrease to a normal decline rate since all drilling operations had ceased on the NWS property October 2018 and did not start again until early April 2019. June 2019 average net daily production was approximately 10,800 BOEs.

The average estimated price received per BOE in the second quarter 2019 was $51.00. The current price differential the Company is experiencing from WTI pricing is approximately $5.00.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “We continue to see excellent results on our Central Basin property. The initial results we are seeing on our Northwest Shelf property confirms our assessment of the acquisition and the impact it will have going forward. We increased our debt with the recent acquisition and are currently evaluating opportunities to reduce it through the possible monetization of certain assets. Our engineers continue to go over every aspect of the property from potential well locations to existing and future infrastructure improvements. We are evaluating all our properties in order to prioritize needs and maximize returns for every dollar spent. Our goals have never changed as we continue to push towards cash flow neutrality by year end, show a meaningful production increase and overall Company growth.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended March 31, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447